EXHIBIT 99.4

EXCO Resources, Inc.

Pro forma financial information and footnotes

Year ended December 31, 2006 and three months ended March 31, 2007

EXCO Resources, Inc. (“EXCO”), a Texas corporation, is an independent oil and natural gas company engaged in the acquisition, development and exploitation of onshore properties located in the continental United States.  Our operations are focused in key North American oil and natural gas areas including East Texas/North Louisiana, Appalachia, Mid-Continent and the Permian Basin.

Unless the context requires otherwise, references to “we”, “us”, and “our” are to EXCO.

On May 2, 2007, EXCO completed the acquisition of substantially all of the oil and natural gas properties, acreage and related assets, including hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 (collectively, the “Southern Gas Assets”), of Anadarko Petroleum Corporation (“Anadarko”) in the Mid-Continent, South Texas and Gulf Coast areas of Oklahoma, Texas, Kansas, Louisiana and Arkansas (the “Anadarko Acquisition”).  The purchase price was $860.0 million, adjusted for estimated closing adjustments for a net cash purchase price of approximately $748.9 million.  The purchase price paid at closing is subject to post closing purchase price adjustments reflecting a true-up of purchase price adjustments estimated at closing.

The Anadarko Acquisition was funded with $133.0 million of proceeds from prior completed sales of properties, qualifying as a “like-kind exchange” for tax purposes, $572.9 million drawn under EXCO’s Credit Agreement (the “EXCO Credit Agreement”) and a $43.0 million acquisition deposit drawn on the EXCO Credit Agreement and remitted to Anadarko in February 2007.  Upon closing of the Anadarko Acquisition on May 2, 2007 the EXCO Credit Agreement was amended to reflect, among other things, an increase in the borrowing base to $1.0 billion, of which $640.0 million was drawn.

On May 8, 2007, we completed the sale of oil and natural gas properties and related assets in multiple fields primarily located in South Texas and South Louisiana (“Crimson Sale”) to a subsidiary of Crimson Exploration Inc. (“Crimson”) for an aggregate sales price of $248.8 million, net of preliminary purchase price adjustments for cash consideration of $245.4 million, and 750,000 shares of Crimson’s common stock. Cash proceeds from the Crimson Sale were applied by EXCO to reduce indebtedness under the EXCO Credit Agreement, which reduced the amount drawn on the facility to $394.0 million.  In connection with the closing of the Crimson Sale, the borrowing base on the EXCO Credit Agreement was reduced from $1.0 billion to $900.0 million.

Significant transactions affecting pro forma financial information

Other significant transactions occurred during the years ended December 31, 2005 and 2006 and the three months ended March 31, 2007, which impact the amounts in the accompanying pro forma financial information.  These significant transactions, which are discussed in more detail in the following paragraphs, include:

•    the equity buyout;

•    the initial public offering;

•    the TXOK acquisition;

•    the Winchester acquisition;

•    debt incurred in connection with the acquisition of Winchester;

•    the private placement of $2.0 billion in preferred stock;

•    the EPOP amended and restated credit agreement;

•    the Vernon acquisition;

•    the extinguishment of certain debt of EXCO and EPOP;

•    the EXCO Credit Agreement;

•    the Anadarko Acquisition; and

•    the Crimson Sale.

Equity buyout

On October 3, 2005, EXCO Holdings II (“Holdings II”), an entity formed by our management, purchased 100% of the outstanding equity securities of EXCO Holdings Inc. (“EXCO Holdings”), the privately held parent of EXCO, prior to the initial public offering (“IPO”) of EXCO common stock, in an equity buyout (“Equity Buyout”) for an aggregate price of approximately $699.3 million, resulting in a change of control and a new basis of accounting. To fund the Equity Buyout, Holdings II raised $350.0 million in interim debt financing (“interim bank loan”) from a group of lenders and $183.1 million of equity financing from new institutional and other investors as well as stockholders of EXCO Holdings. In addition, current management and other stockholders of EXCO Holdings exchanged $166.9 million of their EXCO Holdings common stock for Holdings II common stock. EXCO Holdings’ majority stockholder sold all of its EXCO Holdings common stock for cash. Promptly following the completion of the Equity Buyout, Holdings II merged with and into EXCO Holdings. As a result of the merger, each outstanding share of Holdings II common stock was cancelled and exchanged for one share of EXCO Holdings common stock and all shares of EXCO Holdings common stock held by Holdings II were cancelled.

Initial public offering

On February 14, 2006, we closed our IPO and subsequently issued 53.6 million shares of our common stock, including shares subsequently issued pursuant to an exercise by the underwriters of their over-allotment option, for net proceeds of $662.1 million.  Proceeds from the IPO were used to redeem preferred stock of TXOK Acquisition, Inc., (“TXOK”) (see “TXOK acquisition” below), retire EXCO’s interim bank loan, retire TXOK debt and to pay fees and expenses incurred in connection with the IPO.

Concurrently with the closing of the IPO, EXCO Holdings merged with and into EXCO and the shares of stock and stock options of EXCO Holdings were automatically converted into an equal number of like securities of EXCO. As a result, EXCO became the surviving company.

TXOK acquisition

Concurrent with the consummation of the IPO, we advanced $158.8 million to TXOK to redeem the preferred stock of TXOK and issued an additional 388,889 shares of our common stock, valued at $4.7 million, as a redemption premium.   The redemption of this preferred stock completed the acquisition of TXOK and TXOK became our wholly-owned subsidiary effective February 14, 2006.  The total acquisition cost of TXOK was $665.1 million, including assumed debt and accrued interest totaling $512.5 million and other net liabilities of $10.9 million.

Allocation of the $665.1 million purchase price included approximately $549.9 million to oil and natural gas properties, $20.1 million to gathering and other fixed assets, $64.9 million to goodwill, $26.7 million to deferred income tax assets and $3.5 million to net working capital and other assets and liabilities.

Prior to our redemption of TXOK’s preferred stock, we held an 11.0% economic interest in TXOK and used the equity method of accounting for that investment until the merger.

Winchester acquisition

On October 2, 2006, Winchester Acquisition, LLC, a wholly-owned subsidiary of EXCO, completed the acquisition of Winchester Energy Company, Ltd. and its subsidiaries (“Winchester”) for approximately $1.1 billion in cash after closing purchase price adjustments.

The Winchester acquisition significantly increased our asset base in the East Texas/North Louisiana producing area and is consistent with our strategy to acquire and exploit properties which have significant development potential, primarily for natural gas.  The East Texas/North Louisiana properties included approximately 734 drilling locations, one-third of which are proved and 114,000 net undeveloped leasehold acres, of which approximately two-thirds are held by production.  Other assets purchased included 385 miles of gathering and pipeline operations.

The assessment of the fair value of oil and natural gas properties were based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories. The assessment of fair value for the gathering and pipeline facilities was based on capitalization of current levels of cash flows generated by the assets.  Other assets and liabilities were recorded at their historical book values which EXCO management believes represent the best current estimate of fair value.

Allocation of the $1.1 billion purchase price included approximately $738.0 million to oil and natural gas properties, $151.1 million to gathering systems, pipelines and related facilities, $163.9 million to goodwill and $42.0 million to net working capital and other assets and liabilities.

Concurrent with the closing of the Winchester acquisition, EXCO formed EXCO Partners, LP (“EPLP”) and contributed its East Texas oil and natural gas properties, related pipeline and gathering systems, compressors and other production related equipment and contracts (the “EXCO Legacy Assets”) along with Winchester, to EPLP in exchange for a payment of $150.0 million cash and additional equity interests in EPLP.

Debt incurred in connection with the Winchester acquisition

In connection with the Winchester acquisition, EXCO Partners Operating Partnership, (“EPOP”) (a wholly-owned subsidiary of  EPLP), entered into two credit facilities on October 2, 2006; a Revolving Credit Facility with a borrowing base of $750.0 million and a Senior Term Facility with a borrowing base of $650.0 million. Aggregate borrowings under the two facilities in October 2006 totaling $1.3 billion were used to close the Winchester acquisition ($1.1 billion) and to pay EXCO $150.0 million as consideration for the contribution of the EXCO Legacy Assets to EPOP.

The EPOP Senior Term Loan was retired in full and the EPOP Revolving Credit Facility was replaced with a new Amended and Restated Credit Agreement on March 30, 2007 in connection with a $1.75 billion capital contribution from EXCO and the consummation of the Vernon acquisition.  See “Private placement of $2.0 billion in preferred stock”, “EPOP amended and restated credit agreement” and “Extinguishment of certain debt of EXCO and EPOP” below.

Private placement of $2.0 billion in preferred stock

In contemplation of the Vernon acquisition, EXCO entered into a Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which it issued and sold an aggregate of (a) 39,008 shares of EXCO 7.0% Cumulative Convertible Perpetual Preferred Stock (the “7.0% Preferred Stock”) in multiple series, at $10,000 per share for total gross proceeds of $390.0 million and (b) 160,992 shares of EXCO Hybrid Preferred Stock (the “Hybrid Preferred Stock”) in multiple series, at $10,000 per share for total gross proceeds of $1.61 billion.  The shares of the 7.0% Preferred Stock are convertible into shares of EXCO common stock.  The Hybrid Preferred Stock is not initially convertible into EXCO common stock.  However, upon receipt of shareholder approval described below, the terms of the Hybrid Preferred Stock will transform into the same terms as the 7.0% Preferred Stock.  The Stock Purchase Agreement includes representations, warranties, covenants and indemnities customary for a transaction of this type.  EXCO has covenanted to obtain the approval of its shareholders related to (i) the designations, preferences, limitations and rights set forth in Annex III of the Hybrid Preferred Stock Statements of Designation, including the convertibility of the Hybrid Preferred Stock into EXCO common stock, (ii) the issuance of all of the shares of common stock issuable upon conversion of the Hybrid Preferred Stock, and (iii) removal of the restrictions on adjustments of the conversion price of the 7.0% Preferred Stock, each in accordance with rules of the New York Stock Exchange (“NYSE”).  EXCO plans to hold a shareholders’ meeting to vote on these and other proposals on August 30, 2007.  Aggregate advisory fees and other issue costs incurred in connection with the preferred stock issuance and sales were approximately $7.6 million.

7.0% Preferred Stock

The significant rights and preferences of the 7.0% Preferred Stock are as follows:

•                  Cash dividends accrue at a rate of 7.0% per annum prior to March 30, 2013 and at a rate of 9.0% per annum thereafter;

•                  Under certain circumstances, EXCO may, prior to March 30, 2013, pay the dividend by adding such dividend at a 9.0% rate to the liquidation preference of the 7.0% Preferred Stock;

•                  The liquidation preference for each share of 7.0% Preferred Stock is $10,000;

•                  The 7.0% Preferred Stock can be converted at any time into EXCO common stock at a price of $19.00 per share, or approximately 526.3 common shares per preferred share, as such price may be adjusted in accordance with the terms;

•                  Under certain circumstances, EXCO may force conversion of the 7.0% Preferred Stock into common stock (where EXCO’s common stock price exceeds specified target prices for 20 days within a 30 consecutive day period);

•                  7.0% Preferred Stock holders may vote their shares with the holders of common stock, on an as-converted basis, on all matters submitted to the shareholders of EXCO, except for the election of common stock directors;

•                  Holders of the 7.0% Preferred Stock, along with holders of the Hybrid Preferred Stock (after obtaining NYSE shareholder approval), voting together as a class, have the right to elect up to four preferred stock directors;

•                  In the event of a “change in control”, as defined in the Statements of Designation, the 7.0% Preferred Stock holders may require EXCO to repurchase their preferred shares for the liquidation preference value plus accumulated dividends;

•                  The conversion price of the 7.0% Preferred Stock is subject to customary anti-dilution adjustments under certain circumstances;

•                  Holders of the 7.0% Preferred Stock were granted a right of first offer with respect to any subsequent issuances of securities by EXCO; and

•                  EXCO is required, pursuant to a Registration Rights Agreement dated March 28, 2007 with the Preferred Stock investors, to file with the Securities and Exchange Commission (SEC), not later than September 26, 2007, a registration statement to register the offer and sale of the EXCO common shares that would be issuable upon the conversion of the 7.0% Preferred Stock and, if NYSE shareholder approval is obtained, the Hybrid Preferred Stock, and use its best efforts to have such registration statement declared effective by March 24, 2008.  In addition, if any shares of the 7.0% Preferred Stock or Hybrid Preferred Stock are outstanding on March 30, 2011, EXCO would be required to file a registration statement with the SEC to register such shares no later than June 28, 2011.

Hybrid Preferred Stock

The Hybrid Preferred Stock is not currently convertible into EXCO common stock.  If the NYSE shareholder approval discussed above is obtained, then the Hybrid Preferred Stock will transform in the same designations, rights and preferences as the 7.0% Preferred Stock, including the dividend rights and right to convert into EXCO common stock.  Prior to obtaining the NYSE shareholder approval, the Hybrid Preferred Stock will carry a dividend rate of 11.0% per annum, payable in cash.  If NYSE shareholder approval has not been obtained by September 26, 2007, the annual dividend rate will increase by 0.5% per quarter (up to a maximum of 18.0%) until such NYSE shareholder approval has been obtained.  Other significant terms of the Hybrid Preferred Stock include:

•                  The liquidation preference for each share of the Hybrid Preferred Stock is $10,000;

•                  Prior to the earlier of September 26, 2007 or NYSE shareholder approval, the Hybrid Preferred Stock can only be redeemed with the consent of the holders, at a redemption price of 100% of the liquidation preference, plus accrued interest;

•                  EXCO may redeem the Hybrid Preferred Stock (a) at any time after September 26, 2007 and prior to NYSE shareholder approval, and (b)  must be redeemed following the maturity of EXCO’s 7 1/4% senior notes due 2011, for 125.0% of the liquidation preference, plus accrued interest;

•                  In the event of a “change in control”, as defined in the Statements of Designation, the Hybrid Preferred Stock holders may require EXCO to repurchase their preferred shares for 101% of the liquidation preference, plus accrued dividends;

•                  In the event of certain defaults, holders of the Hybrid Preferred Stock, along with holders of the 7.0% Preferred Stock voting together as a class, have the right to elect up to four default directors;

•                  The Hybrid Preferred Stock rights and preferences contain covenants restricting the incurrence by EXCO of additional indebtedness and require the repurchase of shares following certain asset dispositions prior to obtaining NYSE shareholder approval; and

•                  In the event that we have not obtained NYSE shareholder approval of the transformation of the terms of the Hybrid Preferred Stock into the same terms as the 7.0% Preferred Stock by September 26, 2007, EXCO is required, pursuant to a Registration Rights Agreement dated March 28, 2007 with the Hybrid Preferred Stock investors, to file with the SEC, not later than December 24, 2007, a registration statement to register the offer and sale of the EXCO Hybrid Preferred shares, and will use its best efforts to have such registration statement declared effective no later than March 24, 2008.   In addition, EXCO will use its best efforts to have such EXCO Hybrid Preferred Stock listed on the NYSE.

The net proceeds from the sale of the 7.0% Preferred Stock and the Hybrid Preferred Stock, along with proceeds from the EPOP Amended and Restated Credit Agreement, were used to close the Vernon acquisition, pay off the EPOP Senior Term Note and a portion of the EPOP Revolver, and pay down a portion of the EXCO revolver.

EPOP amended and restated credit agreement

On March 30, 2007, EPOP entered into the Amended and Restated Credit Agreement, (the “EPOP Credit Agreement”) and certain subsidiaries of EPOP (as guarantors) with a group of lenders led by JP Morgan Chase, N.A.  The material changes in the EPOP Credit Agreement include an increase in the borrowing base from $750.0 million to $1.3 billion, primarily to reflect the oil and natural gas properties acquired in the Vernon acquisition.  The initial interest rate under the EPOP Credit Agreement is LIBOR plus 150 basis points, with a maximum rate of LIBOR plus 175 basis points and an undrawn commitment fee ranging from 25 to 37.5 basis points, depending on the borrowing base usage.

The EPOP Credit Agreement is secured by a first priority lien on the oil and natural gas assets of EPOP, including 100% of the equity of EPOP’s subsidiaries, and is guaranteed by all existing and future subsidiaries.  Financial covenants governing the EPOP Credit Agreement include maximum total leverage, minimum interest coverage and a minimum current ratio.  The EPOP Credit Agreement contains representations, warranties, covenants, events of default, and indemnities customary for agreements of this type.  The EPOP Credit Agreement matures on March 30, 2012.  The initial amount borrowed under this facility was $1.1 billion as of March 30, 2007.

Vernon acquisition

On March 30, 2007, EPOP completed the acquisition of oil and natural gas properties, acreage and related assets in the Vernon and Ansley fields located in North Louisiana from Anadarko for approximately $1.5 billion in cash, net of preliminary closing adjustments.  In addition, EPOP assumed derivative financial instruments representing a significant portion of estimated production for 2007, 2008 and 2009 in these fields.

The purchase price allocation for the Vernon acquisition is based on preliminary assessment of the fair values of the assets acquired and liabilities assumed, and is tentative, pending results of final valuations of the assets acquired and liabilities assumed as of the acquisition date.  The preliminary assessment of the fair values of oil and natural gas properties were based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories.  The preliminary assessment of fair value for the gathering system and gas treatment facilities was based on capitalization of current levels of expected cash flows that would be generated by the assets based on third party gathering and treating rates.  These and other preliminary estimates are subject to change as additional information becomes available and is evaluated by EXCO management.

Preliminary allocation of the $1.5 billion purchase price includes approximately $1.4 billion to oil and natural gas properties, $117.0 million to gathering system and gas treatment facilities and assumed liabilities of $10.7 million for asset retirement obligations, $60.0 million related to the fair value of assumed derivative financial instruments related to future production and other net liabilities of $1.0 million.

Extinguishment of certain debt of EXCO and EPOP

EPOP borrowings of $1.1 billion under the EPOP Credit Agreement and a portion of the proceeds from the preferred stock after the Vernon acquisition were used to (a) pay off the outstanding balance under EPOP’s Senior Term Credit Facility of $650.0 million plus accrued interest of $5.7 million at March 30, 2007 and a 2.0% prepayment premium of $13.0 million, (b) pay down a portion of the balance outstanding of EPOP’s Revolving Credit Facility of $673.5 million, plus accrued interest of $3.8 million at March 30, 2007 and (c) pay down $352.0 million, plus $0.5 million in accrued interest at March 30, 2007, of the outstanding balance under  the EXCO Credit Agreement.

EXCO Credit Agreement

Effective May 2, 2007, we amended the EXCO Credit Agreement among EXCO, as borrower, certain subsidiaries of EXCO, as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities Inc., as sole bookrunner and lead arranger.  The initial interest rate is LIBOR plus 125 basis points with a maximum rate of LIBOR plus 175 basis points.  The interest pricing grid ranges from LIBOR plus 100 basis points to LIBOR plus 175 basis points depending upon borrowing base usage.  The facility also includes an ABR pricing alternative ranging from ABR plus 0 basis points to ABR plus 75 basis points depending upon borrowing base usage.  The material changes reflected in the EXCO Credit Agreement include an increase in the borrowing base to $1.0 billion, principally to reflect the acquisition of assets pursuant to the Anadarko Acquisition.  Upon consummation of the transactions contemplated by the Anadarko Acquisition, approximately $640 million was outstanding under the EXCO Credit Agreement.  Upon consummation of the Crimson Sale, the borrowing base under the EXCO Credit Agreement was reduced from $1.0 billion to $900.0 million.

Anadarko Acquisition

On May 2, 2007, EXCO completed the Anadarko Acquisition.  The purchase price was $860.0 million, adjusted for closing adjustments for a net cash purchase price of approximately $748.9 million in cash.  The purchase price paid at closing is subject to post closing purchase price adjustments reflecting a true-up of purchase price adjustments estimated at closing. The Anadarko Acquisition properties, acreage and related assets located in the South Texas and Gulf Coast areas were acquired through Southern G, LLC (“Southern G”), a newly formed wholly owned subsidiary of EXCO, and were subsequently sold to Crimson (see Crimson Sale below).

In connection with the Anadarko Acquisition, hedges in respect of a significant portion of estimated production for 2007, 2008 and 2009 were assumed by EXCO.

The purchase price allocation for the Anadarko Acquisition is based on preliminary assessment of the fair values of the assets acquired and liabilities assumed, and is tentative, pending results of final valuations of the assets acquired and liabilities assumed as of the acquisition date.  The preliminary assessment of the fair values of oil and natural gas properties were based on projections of expected future net cash flows, discounted to present value using appropriate discount rates for the oil and natural gas reserve categories.   These and other preliminary estimates are subject to change as additional information becomes available and is evaluated by EXCO management.

Preliminary allocation of the $750.2 million purchase price for the Anadarko Acquisition (including approximately $1.3 million of acquisition transaction costs) includes approximately $559.1 million to oil and natural gas properties, $248.8 million to the assets included in the Crimson Sale, asset retirement obligations of $12.6 million, $42.2 million of liabilities related to the fair value of assumed derivative financial instruments related to future production and other net liabilities of $3.0 million.

Crimson Sale

On May 8, 2007, EXCO, entered into a Membership Interest Purchase and Sale Agreement (the “Crimson Purchase Agreement”) with Southern G, Crimson Exploration Inc. (“Crimson Parent”) and Crimson Exploration Operating, Inc. (“Crimson Operating” and, together with Crimson Parent, “Crimson”), pursuant to which Crimson Operating acquired all of the outstanding membership interests of Southern G (the “Membership Interest”) from EXCO on May 8, 2007 (the “Crimson Closing”).

The purchase price for the membership interest was $285.0 million, adjusted for closing adjustments for a net cash price of approximately $245.4 million, subject to certain post closing purchase price adjustments reflecting a true-up of purchase price adjustments estimated at closing, and 750,000 shares of Crimson common stock.  The Crimson Sale contains customary representations, warranties and covenants. The purchase price was negotiated on an arms-length basis based upon customary industry metrics for acquisitions of oil and natural gas reserves.

Unaudited pro forma financial information

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the combined financial position or results of operations that would have actually occurred had the described transactions occurred on the indicated dates or that may be achieved in the future.  The unaudited pro forma condensed combined financial statements should be read in conjunction with EXCO’s Form 10-K for the year ended December 31, 2006, filed on March 19, 2007 and Form 10-Q for the three months ended March 31, 2007 and filed on May 14, 2007, the unaudited statements of revenues and direct operating expenses for the Vernon acquisition filed on an amended Current Report on Form 8-K dated June 12, 2007, the unaudited statements of revenues and direct operating expenses for the Winchester acquisition filed on an amended Current Report on Form 8-K dated December 18, 2006, the combined statements of revenues and direct operating expense for the Anadarko Mid Con Operations (see Exhibit 99.2) and accompanying notes thereto for the year ended December 31, 2006 and the unaudited combined statements of revenues and direct operating expense for the three months ended March 31, 2007.  The pro forma information herein does not purport to be indicative of the financial position that would have actually occurred had the above listed transactions occurred as of the dates indicated. However, management believes that the assumptions provide a reasonable basis for presenting the significant effect of these transactions and that the pro forma adjustments give appropriate effect to those assumptions.

Pro Forma Balance Sheet

The following unaudited pro forma condensed combined balance sheet as of March 31, 2007 is based on the historical unaudited EXCO Resources, Inc. balance sheet as of March 31, 2007. The pro forma condensed combined balance sheet gives effect to the following transactions and events, as discussed above under “Significant transactions affecting pro forma financial information” transactions and events as if each had occurred on March 31, 2007:

•      the Anadarko Acquisition;

•      the Crimson Sale; and

•      the EXCO Credit Agreement.

EXCO Resources, Inc.

Pro forma condensed combined balance sheet

as of March 31, 2007

(unaudited)

	Historical	Pro forma adjustments
	EXCO	Anadarko		Crimson
(in thousands)	Resources, Inc.	Acquisition		Sale		Pro forma
Assets:
Current assets:
Cash and cash equivalents	$169,678	$577,500	(a)	$245,405	(c)	$40,647
		(705,936	)(b)	(246,000	)(d)
Accounts receivable	104,515	248,836	(b)	(248,836	)(c)	104,515
Other current assets	79,244	588	(b)	—		79,832
Total current assets	353,437	120,988		(249,431)		224,994
Proved oil and natural gas properties	3,841,474	554,650	(b)	—		4,396,124
Unproved oil and natural gas properties	350,813	4,469	(b)	—		355,282
Accumulated depreciation, depletion and amortization	(191,007)	—		—		(191,007)
Gas gathering assets and other equipment, net	332,169	—		—		332,169
Goodwill	470,077	—		—		470,077
Other assets	70,474	(43,000	)(b)	—		38,405
		7,500	(a)	3,431	(c)
Total assets	$5,227,437	$644,607		$(246,000)		$5,626,044

Liabilities and shareholders’ equity:
Current liabilities:
Derivative financial instruments fair value	$—	$6,198	(b)	$—		$6,198
Other current liabilities	210,229	3,584	(b)	—		215,065
		1,252	(b)
Total current liabilities	210,229	11,034		—		221,263
7 1/4% senior notes due 2011, including unamortized premium	458,061	—		—		458,061
Revolving credit facilities	1,155,000	585,000	(a)	(246,000	)(d)	1,494,000
Derivative financial instruments fair value	64,551	36,006	(b)	—		100,557
Asset retirement obligations	70,481	12,567	(b)	—		83,048
Deferred income taxes	182,563	—		—		182,563
Total liabilities	2,140,885	644,607		(246,000)		2,539,492
7.0% Cumulative Convertible Perpetual Preferred stock	388,606	—		—		388,606
Hybrid Preferred Stock	1,603,835	—		—		1,603,835
Shareholders’ equity	1,094,111	—		—		1,094,111
Total liabilities and shareholders’ equity	$5,227,437	$644,607		$(246,000)		$5,626,044

EXCO Resources, Inc.

Notes to pro forma condensed combined balance sheet

as of March 31, 2007

(unaudited)

(a)                                  Pro forma adjustment to reflect net proceeds of $577.5 million from borrowings by EXCO under the EXCO Credit Agreement net of bank loan fees of $7.5 million.

(b)                                 Reflect payment to Anadarko for the Southern Gas Assets for a net purchase price of $750.2 million, including acquisition related expenses of $1.3 million.  The acquisition was funded with cash on hand of $134.3 million, including $133.0 million from escrow accounts from prior sales, borrowings under the EXCO Credit Agreement of $572.9 million and the application of a $43.0 million deposit paid by EXCO to Anadarko in February 2007.  The acquisition of the Southern Gas Assets will be accounted for as a purchase and is assumed to have been consummated on March 31, 2007.  The total estimated acquisition cost of the Anadarko Acquisition and the preliminary allocation of the purchase price is a follows:

(in thousands)
Acquisition cost:
Preliminary purchase price (including $43.0 million deposit)	$748,936
Acquisition related expenses	1,252
Total consideration paid	$750,188

Allocation of acquisition cost:
Proved oil and natural gas properties	$554,650
Unproved oil and natural gas properties	4,469
Proceeds from Crimson Sale (1)	248,836
Fair value (liability) of assumed derivative financial instruments	(42,204)
Asset retirement obligation	(12,567)
Other liabilities (net)	(2,996)
Total allocation	$750,188

(1)                                  Oil and natural gas properties located in South Texas and the Gulf Coast areas, which we acquired in the Anadarko Acquisition, were sold to Crimson on May 8, 2007 (see “c” below).  The total acquisition cost allocated to the Crimson Sale represents the cash sales price and value assigned to 750,000 shares of Crimson common stock received by EXCO from Crimson.

(c)           Represents cash proceeds received from Crimson plus the assigned value of the 750,000 unregistered shares of Crimson restricted common stock received.

(d)           Pro forma entry to reflect application of proceeds from the Crimson Sale to reduce the outstanding balance under the EXCO Credit Agreement by $246.0 million.

Pro forma statement of operations

The following unaudited condensed combined pro forma financial information presents statements of operations for the year ended December 31, 2006 and the three months ended March 31, 2007 and are based on the audited consolidated financial statements for EXCO for the year ended December 31, 2006, the audited statements of revenues and direct operating expenses of Winchester for the nine-month period ended September 30, 2006, the unaudited statements of operations of TXOK for the period from January 1, 2006 through February 14, 2006, the audited statement of revenues and direct operating expenses for the Vernon acquisition for the year ended December 31, 2006,  the audited statement of revenues and direct operating expenses for the Anadarko Acquisition for the year ended December 31, 2006, the unaudited consolidated statement of operations for EXCO for the three months ended March 31, 2007, the unaudited statement of revenues and direct operating expenses for the Vernon acquisition for the three months ended March 31, 2007 and the unaudited statement of revenues and direct operating expenses for the Anadarko Acquisition for the three months ended March 31,

2007. The pro forma financial information gives effect to the following events, as discussed above under “Significant transactions affecting pro forma financial information” as if each had occurred on January 1, 2006.

•      the Equity Buyout;

•      the initial public offering;

•      the TXOK acquisition;

•      the Winchester acquisition;

•      debt incurred in connection with the acquisition of Winchester;

•      the private placement of $2.0 billion in preferred stock;

•      the EPOP amended and restated credit agreement;

•      the Vernon acquisition;

•      the extinguishment of certain debt of EXCO and EPOP;

•      the EXCO Credit Agreement;

•      the Anadarko Acquisition; and

•      the Crimson Sale.

EXCO Resources, Inc.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006

	Historical					Pro forma adjustments
		TXOK	Winchester
		Acquisition, Inc.	Company Energy, Ltd			Acquisition
		pre-EXCO	(revenues and	Vernon	Anadarko	related
		acquisition	direct operating	Acquisition	Acquisition	pro forma		Andarko
		period for	expenses)	(revenues and	(revenues and	adjustments		Acquisition,
	EXCO	January 1, 2006 -	January 1, 2006 -	direct operating	direct operating	(other than		Crimson Sale
(in thousands, except per share)	Resources, Inc.	February 13, 2006 (a)	October 1, 2006	expenses)	expenses)	Anadarko)		and other		Pro forma
Revenues and other income:
Oil and natural gas	$355,780	$17,652	$156,858	$487,102	$347,026	$—		$(185,250	)(j)	$1,179,168
Gain (loss) on derivative financial instruments	198,664	23,612	—	—	—	—		—		222,276
Other income	5,005	251	—	—	—	—		—		5,256
Total revenues and other income	559,449	41,515	156,858	487,102	347,026	—		(185,250)		1,406,700
Costs and expenses:
Oil and natural gas production	68,874	3,179	32,200	52,392	58,690	—		(28,841	)(j)	186,494
Depreciation, depletion and amortization	135,722	6,613	—	—	—	233,155	(b)	51,353	(b)	426,843
Accretion of discount on asset retirement obligations	2,014	66	—	—	—	1,184	(c)	842	(k)	4,106
General and administrative	41,206	550	—	—	—	7,614	(d)	1,090	(l)	50,460
Interest	84,871	7,411	—	—	—	(8,732	)(f)	25,237	(m)	133,437
						93,855	(g)
						(7,312	)(h)
						(61,893	)(i)
Other (income) expense	(1,593)	—	—	—	—	1,593	(e)	—		—
Total costs and expenses	331,094	17,819	32,200	52,392	58,690	259,464		49,681		801,340
Income (loss) before income taxes	228,355	23,696	124,658	434,710	288,336	(259,464)		(234,931)		605,360
Income tax expense (benefit)	89,401	9,211	—	—	—	113,964	(n)	20,294	(n)	232,870
Income (loss) from operations	138,954	14,485	124,658	434,710	288,336	(373,428)		(255,225)		372,490
Dividends on preferred stock	—	—	—	—	—	—		(204,397	)(o)	(204,397)
Income (loss) attributable to common stock	$138,954	$14,485	$124,658	$434,710	$288,336	$(373,428)		$(459,622)		$168,093

Basic net income per common share										$1.62
Diluted net income per common share										$1.55
Weighted average shares outstanding - basic										104,047
Weighted average shares outstanding - diluted										126,304

(a)                                  EXCO acquired TXOK on February 14, 2006 by redeeming the TXOK preferred stock and assuming TXOK’s debt. Upon consummation of the IPO, EXCO advanced $158.8 million to TXOK to redeem its preferred stock. Upon redemption of the TXOK preferred stock, TXOK became a wholly-owned subsidiary of EXCO.

(b)                                 Reflects pro forma depreciation, depletion and amortization for year ended December 31, 2006 on a consolidated basis as if the TXOK, Winchester and Vernon acquisitions, and the Anadarko Acquisition had each occurred on January 1, 2006 as set forth in the following table and based on a preliminary allocation of the purchase price of the Vernon acquisition and the Anadarko Acquisition:

	EXCO	Vernon	Anadarko
(in thousands, except rate)	consolidated (1)	Acquisition	Acquisition (2)	Pro forma
Proved oil and natural gas properties	$2,492,863	$1,386,643	$554,650	$4,434,156
Less accumulated amortization	(142,591)	—	—	(142,591)
Estimated future development costs, net	1,010,704	89,086	137,609	1,237,399
Full cost amortization base	$3,360,976	$1,475,729	$692,259	$5,528,964
Pro forma proved reserves - January 1, 2006				2,147,098
Amortization rate per Mcfe				$2.5751

					Anadarko
(in thousands, except rate)	EXCO (1)	TXOK	Winchester	Vernon	Acquisition	Pro forma

Pro forma production for the year ended December 31,2006	27,838	17,635	26,368	69,827	19,942	161,610
Amortization rate per Mcfe	$2.5751	$2.5751	$2.5751	$2.5751	$2.5751	$2.5751
Calculated amortization of full cost amortization base	71,686	45,412	67,900	179,812	51,353	416,163
Pro forma depreciation of gas gathering systems for pre-acquisition periods	—	—	6,000	4,680	—	10,680
Total pro forma depreciation, depletion and amortization	71,686	45,412	73,900	184,492	51,353	426,843
Less historical depletion of full cost amortization base	(72,346)	(53,581)	(16,408)	—	—	(142,335)
Pro forma adjustment of depreciation, depletion and amortization	$(660)	$(8,169)	$57,492	$184,492	$51,353	$284,508

(1)                                The column titled “EXCO consolidated” is per the December 31, 2006 Annual Report on Form 10-K. The pro forma column titled “EXCO” includes production for EXCO’s operations excluding the TXOK acquisition and the Winchester acquisition.

(2)                                Property costs, proved reserves and pro forma production information for the Anadarko Acquisition exclude amounts attributable to the Crimson Sale.

(c)                               Reflects pro forma adjustment for accretion of asset retirement obligation liability attributable to the Winchester acquisition and the Vernon acquisition for the year ended December 31, 2006 based on estimated costs and engineering estimates as of December 31, 2006.

(d)                                Represents adjustment for incremental general and administrative expenses attributable to operation of the Winchester acquisition and the Vernon acquisition as if these acquisitions had occurred on January 1, 2006, as the historical statements of revenues and direct operating expenses for these acquisitions do not include general and administrative expenses.  Pro forma incremental general and administrative expense attributable to the Winchester acquisition for the year ended December 31, 2006 is based on historical amounts actually incurred for such period in connection with the operations of its oil and natural gas field operations and general and administrative costs specifically identifiable with such operations.

The pro forma incremental general and administrative expense attributable to the Vernon acquisition is based on incremental personnel additions directly attributable to the operational activities of the Vernon acquisition and estimated costs for additional office facilities and related costs required to support the Vernon acquisition operations. The incremental costs also include additional executive and administrative incremental personnel specifically attributable to EXCO’s operation of the properties from these acquisitions.  Costs of potential additional personnel and incremental costs for outside professional fees and other third party costs, which cannot be readily determined at this time and which management believes are not material, have not been included in pro forma general and administrative costs.  Such pro forma amounts are not necessarily indicative of the total incremental general and administrative expenses which might be incurred in connection with the Winchester acquisition and the Vernon acquisition going forward.

(e)                                 Reflects elimination of EXCO’s equity in earnings of TXOK for the period from January 1, 2006 through February 13, 2006, at which date TXOK became a wholly-owned subsidiary of EXCO.

(f)                                   Pro forma entry to reflect reduction in interest expense associated with interim bank loan, the TXOK credit facility and the TXOK term loan, all of which were retired in whole or part with proceeds from EXCO’s IPO.

(g)                                Represents increases to historical interest expense to reflect interest expense, prior to the acquisition date, on debt incurred by EXCO Partners in connection with the Winchester acquisition and the cash payment to EXCO in partial consideration for contribution of the Legacy Assets to EXCO Partners, based on current interest rates as set forth in the following table:

Nine months
ended
(in thousands, except rate)	September 30, 2006
Interest expense resulting from the issuance of $650,000 in borrowings under the Senior Term Credit Agreement at an average rate of 11.32%	$55,807
Interest expense resulting from the issuance of $651,000 in borrowings under the Revolving Credit Agreement at an average rate of 7.07%	34,918
Amortization of discount, commitment fees and related deferred debt offering costs of $19,372 based on the respective terms of the credit facilities and current interest rates	3,130
Total pro forma interest expense adjustment	$93,855

(h)                               Represents pro forma reduction in interest expense related to the EXCO Credit Agreement giving effect to application as of January 1, 2006 of $150 million cash received from EPOP in consideration of certain oil and gas assets transferred to EPOP.

(i)                                   Represents reduction to historical interest expense to reflect (i) interest expense on the EPOP Credit Agreement dated March 30, 2007 with borrowings of $1.1 billion and (ii) reduction in interest expense related to partial pay off of the EXCO Credit Agreement and EPOP’s Senior Term Credit Facility with proceeds from borrowings under the EPOP Credit Agreement and proceeds from preferred stock issuance and amortization of deferred financing costs as set forth in the following table:

Year ended
(in thousands, except rate)	December 31, 2006
Pro forma interest expense for the 2006 year resulting in borrowings under the amended EPOP Credit Agreement dated March 30, 2007 in connection with the Vernon Acquisition at an average rate of 6.82%	$75,791
Amortization of aggregate commitment fees and related deferred debt offering costs of $15,211	3,092
Reduction in interest expense resulting from repayment of $339.0 million of the credit agreement utilizing proceeds from the preferred stock issuance	(15,296)
Pro forma reduction in interest expense for EPOP under previous debt agreements, including $31,625 actually incurred during the period from October 2, 2006 to December 31, 2006	(125,480)
Net pro forma interest expense adjustment	$(61,893)

(j)                                  Pro forma adjustment to eliminate revenues and direct operating expenses for the year ended December 31, 2006 from Anadarko Acquisition operations relating to the Crimson Sale.

(k)                               Reflects pro forma adjustment for accretion of asset retirement obligation liability attributable to the Anadarko Acquisition for the year ended December 31, 2006 based on estimated costs and engineering estimates as of December 31, 2006.

(l)                                  Represents adjustment for incremental general and administrative expenses attributable to operation of the Anadarko Acquisition as if the acquisition had occurred on January 1, 2006, as the historical statements of revenues and direct operating expenses for this acquisition does not include general and administrative expenses.

The pro forma incremental general and administrative expense attributable to the Anadarko Acquisition is based on incremental personnel additions as a direct result of and dedicated to the operational activities of the Anadarko Acquisition and estimates of other costs deemed necessary to support the operations.  Costs of potential additional personnel and incremental costs for outside professional fees and other third party costs, which cannot be readily determined at this time and which management believes are not material, have not been included in pro forma general and administrative costs.  Such pro forma amounts are not necessarily indicative of the total incremental general and administrative expenses which might be incurred in connection with the Winchester Acquisition and the Vernon acquisition going forward.

(m)                            Represents pro forma increase to interest expense to reflect interest on net borrowings of $339.0 million incurred by EXCO under the EXCO Credit Agreement in connection with the Anadarko Acquisition and subsequent Crimson Sale at an average interest rate of 7.45% as for the year ended December 31, 2006.  The pro forma interest expense adjustment is comprised of interest and unused commitment fees totaling $23,681 and amortization of deferred debt offering costs of $1,556.

(n)                               Provision for taxes at a marginal tax rate of 38.0% attributable to pro forma adjustments.

(o)                               Pro forma adjustment to reflect dividends for the year ended December 31, 2006 on the 7.0% Preferred Stock and the Hybrid Preferred Stock, which carries an initial dividend rate of 11.0% per annum and assuming that EXCO elects to pay dividends on the 7.0% Preferred Stock in cash at the 7.0% rate, as follows:

	Hybrid	7.0%	Total
	Preferred	Preferred	Preferred
(in thousands, except rate)	Stock	Stock	Stock
Preference value of preferred stock issued	$1,609,920	$390,080	$2,000,000
Applicable annual dividend rate	11.0%	7.0%	10.2%
Total pro forma dividends	$177,091	$27,306	$204,397

The weighted average diluted shares outstanding include assumed conversion of the 7.0% Preferred Stock into 20,531 shares of common stock.

EXCO Resources, Inc.

Unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2007

	Historical			Pro forma adjustments
(in thousands, except per share)	EXCO Resources, Inc.	Vernon Acquisition (revenues and direct operating expenses)	Anadarko Acquisition (revenues and direct operating expenses)	Vernon Acquisition related pro forma adjustments		Anadarko Acquisition, Crimson Sale and other		Pro forma
Revenues and other income:
Oil and natural gas	$117,811	$97,325	$62,540	$—		$(32,952	)(u)	$244,724
Gain (loss) on derivative financial instruments	(96,019)	—	—	—		—		(96,019)
Other income	6,725	—	—	—		—		6,725
Total revenues and other income	28,517	97,325	62,540	—		(32,952)		155,430
Costs and expenses:
Oil and natural gas production	30,215	16,055	10,341	—		(4,917	)(u)	51,694
Depreciation, depletion and amortization	51,324	—	—	41,509	(p)	11,050	(p)	103,883
Accretion discount on asset retirement obligations	943	—	—	186	(q)	211	(q)	1,340
General and administrative	14,175	—	—	840	(r)	272	(r)	15,287
Interest	76,709	—	—	19,456	(s)	6,228	(v)	41,468
				(60,925	)(t)
Total costs and expenses	173,366	16,055	10,341	1,066		12,844		213,672
Income (loss) before income taxes	(144,849)	81,270	52,199	(1,066)		(45,796)		(58,242)
Income tax expense (benefit)	(57,152)	30,883	19,836	(406	)(w)	(17,402	)(w)	(24,241)
Income (loss) from operations	(87,697)	50,387	32,363	(660)		(28,394)		(34,001)
Dividends on preferred stock	(1,136)	—	—	—		(49,963	)(x)	(51,099)
Income (loss) attributable to common stock	$(88,833)	$50,387	$32,363	$(660)		$(78,357)		$(85,100)

Basic net income per common share								$(0.82)
Diluted net income per common share								$(0.82)
Weighted average shares outstanding - basic								104,202
Weighted average shares outstanding - diluted								104,202

EXCO Resources, Inc.

Notes to pro forma condensed combined statement of operations for the three months ended March 31, 2007

(unaudited)

(p)                                Reflects pro forma depreciation, depletion and amortization for three months ended March 31, 2007 on a consolidated basis as if the Vernon acquisition and the Anadarko Acquisition had occurred on January 1, 2006 as set forth in the following table and based on a preliminary allocation of the purchase price of the Vernon acquisition and the Anadarko Acquisition.  The pro forma amounts disregard the costs, reserves and production attributable to the Crimson Sale.

	EXCO	Vernon	Anadarko
(in thousands, except rate)	Resources, Inc.	Acquisition	Acquisition	Total
Proved oil and natural gas properties	$2,454,831	$1,386,643	$554,650	$4,396,124
Less accumulated amortization	(142,591)	—	—	(142,591)
Proved properties, net	2,312,240	1,386,643	554,650	4,253,533
Estimated future development costs, net	916,615	89,086	137,609	1,143,310
Full cost amortization base	$3,228,855	$1,475,729	$692,259	$5,396,843
Pro forma proved reserves - January 1, 2007				1,978,432
Amortization rate per Mcfe				$2.7278

Pro forma production for the three months ended March 31, 2007	17,312	15,221	4,051	36,584
Amortization rate per Mcfe	$2.7278	$2.7278	$2.7278	$2.7278
Calculated amortization of full cost amortization base	47,224	41,520	11,050	99,794
Pro forma depreciation of Vernon gas gathering system for period prior to acquisition by EXCO	—	1,170	—	1,170
Total pro forma depreciation, depletion and amortization	47,224	42,690	11,050	100,964
Less historical depletion for the three months ended March 31, 2007	(48,405)	—	—	(48,405)
Pro forma adjustment of depreciation, depletion and amortization	$(1,181)	$42,690	$11,050	$52,559

(q)                                Reflects pro forma adjustment for accretion of asset retirement obligation liability attributable to the Vernon acquisition and the Anadarko Acquisition for the three months ended March 31, 2007 based on estimated costs and reserve engineering estimates as of December 31, 2006.

(r)                                   Represents adjustment for incremental general and administrative expenses attributable to operation of the Vernon acquisition and the Anadarko Acquisition as if these acquisitions had occurred on January 1, 2006 as the historical statements of revenues and direct operating expenses do not include general and administrative expenses.

The pro forma incremental general and administrative expense attributable to the Vernon acquisition and the Anadarko Acquisition, respectively, are based on incremental personnel additions as a direct result of and dedicated to the operational activities of the acquired operations and estimated costs for additional office facilities and related costs required to support such operations. The incremental costs also include additional executive and administrative personnel specifically attributable to EXCO’s operation of the properties from these acquisitions.  Costs of potential additional personnel and incremental costs for outside professional fees and other third party costs, which cannot be readily determined at this time and which management believes are not material, have not been included in pro forma general and administrative costs.  Such pro forma amounts are not necessarily indicative of the total incremental general and administrative expenses which might be incurred in connection with the Vernon and Anadarko Acquisitions going forward.

(s)                                 Represents pro forma adjustments to reflect interest expense of approximately $18.7 million attributable to the EPOP Credit Agreement dated March 30, 2007 on borrowings of $1.1 billion at an average interest rate of 6.82% and amortization of aggregate commitment and other deferred debt offering costs for the three months ended March 31, 2007 of approximately $0.8 million.

(t)                                   Represents pro forma adjustment to reduce interest expense incurred for the three month period ended March 31, 2007 related to the EPOP Senior Term Note, EPOP Credit Agreement and EXCO Credit Agreement which were paid in full or in part utilizing borrowing under the EPOP Credit Agreement and proceeds from the EXCO preferred stock sales as follows:

Three months
ended
(in thousands)	March 31, 2007
Elimination of actual interest expense for EPOP related to refinanced debt	$56,121
Elimination of EXCO interest expense related to revolver debt paid off with preferred stock proceeds	4,804
Net pro forma interest expense adjustment	$60,925

(u)           Pro forma adjustment to eliminate revenues and direct operating expenses for the three months ended March 31, 2007 from Anadarko Acquisition operations relating to the South Texas properties, which were sold in a concurrent sales transaction to Crimson.

(v)           Represents pro forma adjustment to interest expense to reflect interest on net borrowings of $339.0 million   incurred by EXCO under the EXCO Credit Agreement in connection with the Anadarko Acquisition at an average interest rate of 7.45% for the three months ended March 31, 2007.

(w)          Provision for taxes at a marginal tax rate of 38.0% attributable to pro forma adjustments.

(x)           Pro forma adjustment to reflect dividends for the three months ended March 31, 2007 on the 7.0% Preferred Stock and the Hybrid Preferred Stock, which carries an initial dividend rate of 11% per annum and assuming that EXCO elects to pay dividends on the 7.0% Preferred Stock in cash at the 7.0% rate, as follows:

	Three months ended March 31, 2007
	Hybrid	7.0%	Total
	Preferred	Preferred	Preferred
(in thousands, except rate)	Stock	Stock	Stock
Preference value of preferred stock issued	$1,609,920	$390,080	$2,000,000
Applicable annual dividend rate	11.0%	7.0%	10.2%
Total pro forma annual dividend	$177,091	$27,306	$204,397
Factor to adjust to interim period	4	4	4
Total pro forma dividends for the three month period	$44,273	$6,826	$51,099
Less accrued dividends			(1,136)
Total pro forma adjustments to preferred dividends			$49,963